                                                                      EXHIBIT 99


                                              [JOHNSON CONTROLS LOGO]





Contact:     Denise Zutz                      RELEASE: October 9, 2002
             (414) 524-3155
             Glen Ponczak
             (414) 524-2375

JOHNSON CONTROLS EXPECTS RECORD SALES AND EARNINGS FOR 2003;
WILL EXPENSE STOCK OPTIONS IN 2003;
ANTICIPATES RECORD RESULTS FOR 2002

         MILWAUKEE, WISCONSIN, October 9, 2002 ... Johnson Controls, Inc. (NYSE:
JCI) today announced that it expects to achieve record sales and earnings for fiscal 2003 following the achievement of record results for 2002.

         Company executives will meet with investors today in New York to discuss the company's outlook. The meeting will be broadcast at 1:00 pm Eastern today. To access the webcast click on the link below.

         http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=JCI&script=
2100&layout=7

         Johnson Controls is a leader in integrated interior systems and batteries for the global automotive market. It is also a leading supplier of facility control systems and services for the global nonresidential buildings market.

Fiscal 2002

         The company said that it plans to report record financial results for the company's full year of fiscal 2002 as well as its fourth quarter ended September 30.

         Chairman James H. Keyes said "We are pleased that Johnson Controls has been able to sustain its growth in sales and earnings. Our commitment to exceeding customer expectations, together with the leveraging of our investments in innovation and technology, will continue to strengthen the prospects for Johnson Controls."

         Fiscal 2002 will be Johnson Controls 56th consecutive year of achieving increased sales and 12th consecutive year of reporting increased earnings. In addition, Johnson Controls has increased its cash dividend to common shareholders for 27 straight years.

         Results for the fourth quarter and full year of 2002 will be released on October 23.


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                                                                Johnson Controls
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Outlook for Fiscal 2003

         The company expects to achieve record sales and earnings for fiscal 2003 given a relatively stable economic framework, said John M. Barth, President and Chief Executive Officer. He said that Johnson Controls sales next year are expected to increase in a range of 5-10%. Operating income is also expected to rise despite significant increases in company costs for healthcare, insurance and pension. An increase in net income and diluted earnings per share is projected reflecting the higher operating income and a lower effective income tax rate.

         Johnson Controls will begin expensing stock options in 2003. The expense, which is reflected in the 2003 outlook for higher operating and net income, is expected to affect diluted earnings per share by approximately $0.05 in 2003, $0.11 in 2004 and $0.18 in 2005.

         The effective tax rate is expected to decline from 34.8% for 2002 to 31% for 2003 due to international tax planning initiatives.

         Results for the first quarter of 2003 will include a one-time gain of approximately $18 million related to the company's investment in Donnelly Corp. which was acquired by Magna International on October 1, 2002. Johnson Controls said that operational footprint changes are planned for the same quarter.

Automotive Results

         For fiscal 2003 the company is projecting that its automotive segment will achieve a 5-10% increase in sales over 2002. Mr. Barth explained that "We have very good visibility of new business coming on in 2003 as those programs are essentially already in place. New seating and interiors business, which is principally in North America and Europe, will result in approximately $1 billion of incremental sales in 2003."

         The company is assuming that vehicle production in North America declines slightly from the estimated 16.3 million vehicles produced in 2002, while European production increases slightly next year.

         The company's pending acquisition of the automotive battery business of Varta in Europe, as well as higher North American battery sales, also supports the expectation for growth by the automotive segment. Completion of the Varta auto battery transaction is anticipated in January 2003.

         Looking further out, Mr. Barth noted that the company's backlog of new seating and interiors business, net of any discontinued programs, totals $4.3 billion over the three-year period of 2003 through 2005.

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                                                                Johnson Controls
                                                                Page 3

         Operating income is expected to increase in 2003, while the operating margin for automotive is projected to approximate the 2002 level. The margin guidance reflects improvements in operational quality and efficiencies offset by the automotive segment's share of the company costs described earlier.

Controls Results

         Johnson Controls expects controls segment revenue next year to increase approximately 5% over fiscal 2002 as growth in systems installation and technical service activity is partially offset by a decline in service revenues associated with facility management contracts.

         A higher level of integrated control system sales is anticipated in both the construction and existing buildings markets, especially in the domestic health care, public school, airport and U.S. federal government sectors. "Johnson Controls can demonstrate strategies to improve the environment as well as reduce the costs associated with operating these facilities, Mr. Barth explained. "In addition, the heightened level of demand for improved security continues to be an opportunity for us. We doubled our security systems business in 2002 and anticipate another strong increase in 2003."

         The operating margin for the controls segment is forecast to increase slightly in 2003 due to the increase in higher margin activity more than offsetting the controls segment's share of the higher company costs.

Financial Position

         The company expects to generate a substantially higher level of free cash flow in fiscal 2003, and projects that its ratio of total debt to total capitalization at the end of 2003 will decline to approximately 31% (including the effect of the planned battery acquisition) from an estimated 38% at the end of 2002.

         "Johnson Controls values and objectives have served us well over the past decades, to the benefit of our customers, our employees, our suppliers and communities, as well as our shareholders, stated Mr. Barth. "Each year we challenge ourselves to achieve growth and increased returns. We anticipate that 2003 will be another year of improvement."




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                                                                Johnson Controls
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Supplemental Financial Estimates

($s in millions)
                                                    FY2001       FY2002       FY2003
                                                    Actual      Estimate     Estimate
                                                    ------      --------     --------
Capital expenditures                                $  621      $    500     $550-600
Depreciation                                        $  434      $490-510     $540-560
Total debt to total capitalization                     39%           38%          31%
Interest expense,
   net of interest income                           $  110      $110-115     $110-115
Effective income tax rate                            38.7%         34.8%        31.0%
Minority interests in net earnings
   of subsidiaries                                  $   53      $  55-60     $  55-60

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

                                    * * * * *

Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2002, 2003 and future years that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as "believes," "expects," "anticipates" or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the strength of the U.S. or other economies, currency exchange rates, the completion of an acquisition, cancellation of commercial contracts, as well as those factors discussed in the company's Form 8-K (dated November 5, 2001) could affect the company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.